Exhibit 10.1

BUZZFEED MEDIA ENTERPRISES, INC.

Sublandlord

and

MONDAY.COM, INC.

Subtenant

SUBLEASE

Entire 13th through 16th Floor
225 Park Avenue South
New York, New York 10003

DATED

July 8, 2022

Table of Contents

Paragraph
1.	Term	1
2.	Annual Fixed Rent and Additional Rent	3
3.	Use of the Sublease Premises	4
4.	Incorporation of Overlease Terms	4
5.	Sublease Subject to Overlease	6
6.	Signs	7
7.	Occupancy Tax.	7
8.	Electricity and Telecommunication Systems	7
9.	Non-Applicability of Certain Provisions of the Overlease	7
10.	Assignment and Subletting	7
11.	Insurance	9
12.	Brokerage	9
13.	Assignment of the Overlease	10
14.	Notices and Cure Periods; Default and Remedies	10
15.	Binding Effect	11
16.	Condition of the Sublease Premises	12
17.	At End of Term	13
18.	Subtenant’s Alterations	14
19.	Rules and Regulations	15
20.	No Recording	15
21.	Waiver of Trial By Jury	15
22.	Miscellaneous	16

23.	Damage or Destruction	16
24.	Valid Authority	16
25.	Failure to Give Possession	16
26.	Cleaning.	17
27.	Security	17
28.	Consent of Overlandlord under the Overlease	19

EXHIBIT A-1 – Overlease

EXHIBIT A-2 – First Amendment to Overlease

EXHIBIT A-3 – Second Amendment to Overlease

EXHIBIT A-4 – Third Amendment to Overlease

EXHIBIT B – FF&E

EXHIBIT C – Form of Letter of Credit

EXHIBIT D – Sublandlord removal of branded materials

EXHIBIT E – 18th Street lobby alteration plans

SUBLEASE

AGREEMENT OF SUBLEASE (“Sublease”) dated as of the __ day of July, 2022 (the “Effective Date”), by and between BUZZFEED MEDIA ENTERPRISES, INC., a Delaware corporation having an office at 229 West 43rd Street, 9th Floor, NY, NY 10036 (“Sublandlord”), and MONDAY.COM, INC., a Delaware corporation, having an office at _______________________________ (“Subtenant”).

WHEREAS:

I.       Sublandlord leases certain premises situated in the office buildings located at 225 Park Avenue South, New York, New York (the “225 Building”) and 233 Park Avenue South, New York, New York (the “233 Building”, and together with the 225 Building, the “Building”), pursuant to that certain Agreement of Lease, dated as of December 16, 2014 (the “Lease”), as amended by that certain First Amendment to Lease, dated as of September 10, 2015 (the “First Amendment”), that certain Second Amendment to Lease, dated as of March 16, 2016 (the “Second Amendment”), and that certain Third Amendment to Lease, dated as of December 7, 2018 (the “Third Amendment”, together with the Lease, the First Amendment and the Second Amendment hereinafter referred to as the “Overlease”) as the same may be amended from time to time, by and between 225 Fourth LLC (“Overlandlord”), as landlord and Sublandlord, as tenant; and

II.       Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, the (i) entire thirteenth (13th) floor of the 225 Building that is deemed to comprise approximately 27,044 rentable square feet, as more particularly shown on Exhibit B-3 attached to the Overlease (the “13th Floor Premises”), (ii) entire fourteenth (14th) floor of the 225 Building that is deemed to comprise approximately 27,044 rentable square feet, as more particularly shown on Exhibit B-4 attached to the Overlease (the “14th Floor Premises”), entire fifteenth (15th) floor of the 225 Building that is deemed to comprise approximately 27,653 rentable square feet, as more particularly shown on Exhibit B-5 attached to the Overlease (the “15th Floor Premises”), and (iv) entire sixteenth (16th) floor of the 225 Building that is deemed to comprise approximately 27,776 rentable square feet, as more particularly shown on Exhibit B-6 attached to the Overlease (the “16th Floor Premises”); and the Terrace and the Pavilion (collectively the “Sublease Premises”), for a total of 109,517 rentable square feet of indoor premises, upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, conditions and agreements hereinafter contained, do hereby agree as follows:

W I T N E S S E T H :

1.                  Term.

A.                Sublandlord hereby sublets the Sublease Premises to Subtenant, and Subtenant hereby hires the Sublease Premises from Sublandlord, for a term (the “Term”) which shall commence on the date (the “Commencement Date”) that shall be the latest to occur of (i) the execution and delivery of this Sublease, (ii) delivery of possession of the Sublease Premises to Subtenant in the condition required by this Sublease which shall be no later than thirty (30) days from the date that Sublandlord receives Overlandlord’s written consent, and (iii) the date that Subtenant shall have received Overlandlord’s written consent to this Sublease. The Term shall expire on May 30, 2026 (the “Expiration Date”), unless sooner terminated in accordance with the provisions of this Sublease. Sublandlord shall permit Subtenant to access the Sublease Premises prior to the Commencement Date to inspect the Sublease Premises and take measurements prior to delivery of possession. In exercising the foregoing rights, Subtenant shall not cause any interference with or Sublandlord’s operations in the Sublease Premises. Subtenant’s insurance obligations and indemnity provided for in this Sublease shall apply to Subtenant’s early entry.

B.                 If Subtenant shall enter into a direct lease with Overlandlord for the entirety of the Sublease Premises for any period after the expiration of this Sublease (“Direct Lease”), Subtenant, shall immediately notify Sublandlord of same, and Subtenant, by entering into such Direct Lease, shall thereby assume all of Sublandlord’s restoration and removal obligations under the Overlease for all alterations, improvements and additions required to be removed from the Sublease Premises by the Overlandlord pursuant to the terms of the Overlease. Subtenant, in negotiating the Direct Lease, shall have Overlandlord acknowledge that Subtenant is assuming such restoration and removal obligations and release Sublandlord with respect to same (such clause in the Direct Lease, the “Restoration Release Clause”). Upon Subtenant’s presenting to Sublandlord the Direct Lease with the Restoration Release Clause, Sublandlord shall pay to Subtenant the Restoration Costs (as hereafter defined) in consideration of Subtenant’s assumption of the restoration and removal obligations. Notwithstanding anything to the contrary contained herein, if Subtenant has not provided Sublandlord with a copy of the Direct Lease with the Restoration Release Clause on or before January 31, 2026, then, on or before February 28, 2026, Sublandlord may, on notice to Subtenant, accelerate the Expiration Date to March 31, 2026.

C.                 Within one hundred eighty (180) days after the Commencement Date, Sublandlord shall deliver to Subtenant Sublandlord’s estimate (“Sublandlord’s Estimate”) of the then applicable cost to fulfill Sublandlord’s restoration and removal obligations under the Overlease for all alterations, improvements and additions required to be removed from the Sublease Premises by the Overlandlord pursuant to the terms of the Overlease, the Sublandlord’s Estimate shall be broken down by restoration/removal project (i.e., removal of interior stairs, removal of kitchen vent system (if applicable), etc.) (such cost, in total, the “Restoration Costs”). If Subtenant disagrees with Sublandlord’s Estimate, Subtenant shall, within sixty (60) days after receipt of same, provide Sublandlord with notice of such disagreement, together with Subtenant’s estimate of the Restoration Costs (“Subtenant’s Estimate”). If Subtenant fails to provide such notice of objection and Subtenant’s Estimate within such 60 day period, Subtenant shall be deemed to have agreed with Sublandlord’s Estimate and same shall be the Restoration Costs. If Subtenant objects to Sublandlord’s Estimate and provides Subtenant’s Estimate within such 60 day period, then each party shall select a GC (as defined below) and each party shall give notice to the other of its choice of an GC within thirty (30) days after Subtenant’s delivery of Subtenant’s Estimate. Each GC shall receive a photocopy of Sublandlord’s Estimate and of Subtenant’s Estimate, and the GCs are hereby instructed that the Restoration Costs shall not exceed the amount set forth in Sublandlord’s Estimate nor be less than the amount set forth in Subtenant’s Estimate. If Sublandlord’s GC and Subtenant’s GC cannot agree upon the Restoration Costs within thirty (30) days after both GCs have been selected, the two GCs shall select a third GC within ten (10) days thereafter. Sublandlord’s GC’s estimate and Subtenant’s GC’s estimate shall then be sent to the third GC who, within ten (10) days after such receipt, shall select either Sublandlord’s or Subtenant’s GC’s estimate as most closely approximating Restoration Costs. Sublandlord and Subtenant shall each be liable for the payment of the charges of the GC it selects and shall equally bear the charges of the third GC. For purposes hereof, the term “GC” shall mean a general contractor, licensed by the State of New York, with at least ten (10) years performing office build-outs and demolitions in New York City. The final calculation of the Restoration Costs shall be subject to upward adjustments annually by the Consumer Price Index for All Urban Consumers, New York, N.Y. – Northern New Jersey – Long Island, as published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100), seasonally adjusted, for the most specific area that includes the location of the Building, or any successor index thereto.

2.                  Annual Fixed Rent and Additional Rent.

A.                Subtenant covenants and agrees that, from and after the date that is the four (4) month anniversary of the Commencement Date (the “Rent Commencement Date”) and through and including the Expiration Date, Subtenant shall pay to Sublandlord fixed rent (“Fixed Rent”) at the rates set forth on Schedule 1 (which rates include the Expense Escalation provided for in Section 2.10 of the Overlease and Taxes provided for in Section 2.04 of the Overlease). Fixed Rent shall be payable equal monthly installments in advance on the fifth (5th) business day prior to the first day of each calendar month during the Term, without any deduction, offset, abatement, defense and/or counterclaim whatsoever, except as otherwise set forth in this Sublease and provided that Sublandlord sends Subtenant an invoice for Electricity Charges twenty (20) days in advance. Subtenant shall pay the first full monthly installment of Fixed Rent simultaneously with the execution and delivery of this Sublease, such payment will be applied to the first month for which Fixed Rent is due and payable. The monthly installment of Fixed Rent payable on account of any partial calendar month during the Term, if any, shall be prorated. If the Rent Commencement Date occurs on a date other than the first day of a calendar month, then on the Rent Commencement Date Subtenant shall pay to Sublandlord the monthly installment of Fixed Rent for such partial month on a pro rata basis (based on the actual number of days in the commencement month). Subtenant’s obligations to pay all other charges due pursuant to this Sublease shall commence on the Commencement Date.

B.                 In addition to the Fixed Rent payable hereunder, Subtenant covenants to pay to Sublandlord, for periods occurring wholly or in part within the Term, as additional rent (“Additional Rent”), without any deduction, offset, abatement, defense and/or counterclaim whatsoever, except as otherwise set forth in this Sublease, all amounts that are required to be paid to Overlandlord pursuant to the Overlease (other than the Fixed Rent under the Overlease, but with respect to special or overtime services, only if requested by Subtenant) and which are payable with respect to the Sublease Premises, including, without limitation, all amounts payable pursuant to Section 2.07 of the Overlease, as calculated and payable in the manner provided for in the Overlease. Notwithstanding the preceding, Subtenant shall not be liable for any amounts due pursuant to Sections 2.04 or 2.10 of the Overlease.

C.                 Sublandlord shall promptly furnish to Subtenant copies of all notices received by Sublandlord from Overlandlord pertaining to the Sublease Premises, including Overlandlord’s calculations of items of Additional Rent.

D.                In the event that Subtenant fails to make timely payment to Sublandlord of any installment of Fixed Rent or Additional Rent, Subtenant shall pay to Sublandlord, as Additional Rent, interest at the same rate and in the same manner as provided in Section 2.08 of the Overlease with respect to the late payment of Rent.

E.                 All payments of (i) Fixed Rent and Additional Rent (with Fixed Rent and Additional Rent being collectively referred to herein as “Rent”) shall be made by wire transfer of immediately available federal funds as directed by Sublandlord, and (ii) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a New York City bank which clears through the Clearing House Payments Company L.L.C. or successor thereto. Notwithstanding the forgoing, Sublandlord agrees that to the extent the Overlandlord’s Consent provides for the payment of Rent directly to the Overlandlord, then with respect to any such payments, the form and method of payment shall be as set forth in the Overlandlord’s Consent.

F.                  In the event that any sums are due under the Overlease with respect to any period that precedes the Commencement Date or follows the Expiration Date, Subtenant’s obligations hereunder on account of such sums shall be appropriately prorated.

G.                Notwithstanding anything to the contrary contained in this Sublease, all sums of money, other than Fixed Rent, as shall become due and payable by Subtenant to Sublandlord under this Sublease shall be deemed to be Additional Rent, and Sublandlord shall have the same rights and remedies in the event of non-payment of Additional Rent as are available to Overlandlord for the non-payment of Fixed Rent.

3.                  Use of the Sublease Premises. Subtenant shall use the Sublease Premises exclusively for the uses described in Section 1.05 of the Overlease and for no other purpose, and further covenants not to use the Sublease Premises in any manner which will result in a violation of the Overlease.

4.                  Incorporation of Overlease Terms.

A.                All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Overlease, unless the context clearly requires otherwise.

B.                 Except as herein otherwise expressly provided, all of the terms, provisions, covenants and conditions contained in the Overlease are hereby made a part hereof. The rights and obligations contained in the Overlease (except to the extent specifically excluded herein) are, during the Term, hereby imposed upon the respective parties hereto, with Sublandlord being substituted for “Landlord”, and Subtenant being substituted for “Tenant”, with respect to the Overlease; provided, however, that Sublandlord shall not be liable to Subtenant for any failure in performance resulting from the failure in performance by Overlandlord under the Overlease of the corresponding covenant of the Overlease (unless due to Sublandlord’s default under the Overlease), and Sublandlord’s obligations hereunder are accordingly conditional where such obligations require such parallel performance by Overlandlord.

C.                 The benefit of all repairs, restoration, legal compliance, and services to be provided to the Sublease Premises shall accrue to Subtenant. Subtenant recognizes that Sublandlord shall not be required to render any of the services or utilities, to make or perform repairs, maintenance, replacements, restorations, alterations, additions or improvements or to perform any of the obligations required of Overlandlord by the terms of the Overlease. Sublandlord shall have no liability to Subtenant by reason of the default of Overlandlord under the Overlease and no such default shall excuse Subtenant from the performance or observance of any obligation of Subtenant under this Sublease or entitle Subtenant to terminate this Sublease. Sublandlord shall use commercially reasonable efforts to obtain the performance of Overlandlord’s obligations under the Overlease. In the event of any default or failure of such performance by Overlandlord during the Sublease Term, Sublandlord shall, promptly upon notice from Subtenant, make demand upon Overlandlord to perform its obligations under the Overlease. If, after making such demand, Overlandlord defaults beyond any applicable cure or notice periods under the Overlease in any of its obligations with respect to the Sublease Premises, Subtenant shall have the right, at Subtenant's expense and upon prior notice to Sublandlord, and in the name of Sublandlord (to the extent required by applicable laws) to make any demand or institute any action or proceeding, in accordance with and not contrary to any provision of the Overlease, against the Overlandlord under the Overlease for the enforcement of Overlandlord's obligations thereunder. Subtenant shall defend, indemnify and hold Sublandlord harmless from and against any third-party suit, action, cost, expense, damage or liability which arises out of or results from or is alleged to arise out of or result from Subtenant's exercise of its rights under this paragraph. Subtenant acknowledges that the failure of Overlandlord to provide any services or comply with any obligations under the Overlease shall not entitle Subtenant to any abatement or reduction in Rent payable hereunder, except to the extent that Sublandlord actually receives a rent abatement with respect to the Sublease Premises pursuant to Section 3.02(b) of the Overlease; it being understood and agreed that Subtenant shall not be entitled to any abatement under this Sublease if the abatement granted to Sublandlord pursuant to Section 3.02(b) of the Overlease is on account of any portion of the Premises that is not part of the Sublease Premises.

D.                Wherever the Overlease refers to the “Premises,” such references for the purposes hereof shall be deemed to refer to the Sublease Premises.

E.                 Wherever the Overlease refers to the “Lease”, such references for the purposes hereof shall be deemed to refer to this Sublease.

F.                  Wherever the Overlease refers to a notice, demand, statement, consent, approval, request or any other communication between the parties thereto, such references for the purposes hereof shall be deemed to refer to a notice described in Subparagraph 14A of this Sublease.

G.                Wherever the Overlease refers to an obligation commencing on the Commencement Date, such obligation shall be deemed to commence on the Commencement Date of this Sublease.

H.                Sublandlord represents that, as of the date hereof, the Overlease annexed hereto as Exhibit A and made a part hereof is a true and complete copy of the Overlease, except as to certain intentionally omitted provisions, which provisions are expressly made inapplicable to Subtenant and the Sublease Premises.

5.                  Sublease Subject to Overlease.

A.                Except as specifically provided to the contrary in this Sublease, this Sublease is expressly made subject and subordinate to all of the terms and conditions of the Overlease and to all items and matters to which the Overlease is subject and subordinate, to the extent applicable to the Sublease Premises. Throughout the Term, Subtenant shall observe and perform all of the provisions of the Overlease, except as specifically excluded herein, to the extent applicable to the Sublease Premises, which are to be observed and performed by the tenant thereunder. Subtenant covenants that Subtenant shall not do any act, matter or thing which will be, result in, or constitute a violation or breach of or a default under the Overlease; it being expressly agreed by Subtenant that any such violation, breach or default shall constitute a material breach by Subtenant of a substantial obligation under this Sublease. Subtenant hereby agrees that Subtenant shall indemnify and hold Sublandlord harmless from and against all claims, liabilities, penalties and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, initiated by a third-party and arising from or in connection with any default by Subtenant in Subtenant’s performance of those terms, covenants and conditions of the Overlease which are or shall be applicable to Subtenant, as above provided, and all amounts payable by Subtenant to Sublandlord on account of such indemnity shall be deemed to be Additional Rent hereunder and shall be payable upon demand after five (5) days prior written notice. In any case where the consent or approval of Overlandlord shall be required pursuant to the Overlease, Sublandlord’s consent shall also be required hereunder.

B.                 Subtenant covenants and agrees that if, by reason of a default on the part of Sublandlord (as the tenant under the Overlease) under the Overlease, the Overlease or the leasehold estate created thereunder is terminated, then Subtenant will, at the option of Overlandlord, which shall be exercised in the sole and absolute discretion of the Overlandlord, attorn to Overlandlord pursuant to the then executory provisions of this Sublease, and will recognize Overlandlord as Subtenant’s landlord under this Sublease, provided that Overlandlord accepts such attornment, having no obligation to do so, in which event Overlandlord shall assume all prospective obligations of Sublandlord under this Sublease, provided that under no circumstances shall Overlandlord be liable for any brokerage commission due in connection with this Sublease and Overlandlord shall not be (i) liable for any previous act or omission on the part of Sublandlord under this Sublease, (ii) subject to any offset which theretofore accrued to Subtenant against Sublandlord, (iii) bound by any previous amendment or modification of this Sublease made without Overlandlord’s consent, (iv) bound by any previous payment of more than one (1) month’s Rent, or (v) obligated to perform any work in the Sublease Premises to prepare the same for occupancy by Subtenant.

C.                 Subtenant agrees to be bound, for all purposes of this Sublease, by any modifications or amendments to the Overlease. Sublandlord agrees not to amend or modify (or terminate) the Overlease in any way that would materially adversely affect Subtenant, or which would materially increase Subtenant’s obligations hereunder, shorten the term hereof or decrease Subtenant’s rights with respect to the Permitted Use of the Sublease Premises, or which would otherwise materially adversely affect Subtenant’s rights or obligations hereunder or permit the same to be cancelled or terminated, without Subtenant’s prior written consent, provided, however, that Sublandlord shall have the right to terminate this Sublease, and this Sublease shall be deemed terminated, in the event that the Overlease is terminated in accordance with the provisions of Article 7 of the Overlease.

6.                  Signs. Any signs installed by Subtenant in the lobby of the Sublease Premises shall comply with the provisions of the Overlease, including, but not limited to, obtaining Overlandlord’s consent, and shall be removed by Subtenant prior to the expiration or sooner termination of the Term. Subtenant shall repair any damage as a result of the installation and/or removal of any signs. Sublandlord agrees, at no out-of-pocket expense to Sublandlord, to reasonably cooperate with Subtenant in connection with obtaining Overlandlord’s consent to Subtenant’s signage.

7.                  Occupancy Tax. If any commercial rent or occupancy tax shall be levied with regard to the Sublease Premises after the Commencement Date, Subtenant shall pay the same either to the taxing authority, or, if appropriate, to Sublandlord, as Additional Rent, not less than twenty (20) days before the due date of each and every such tax payment. In the event that any such tax payment shall be made by Subtenant to Sublandlord, Sublandlord shall remit the amount of such payment to the taxing authority on Subtenant’s behalf

8.                  Electricity and Telecommunication Systems. In the event that an additional electric meter(s) is required for the Sublease Premises, such meter(s) shall be installed at Subtenant’s cost and expense. Subtenant shall, at Subtenant’s cost and expense and in accordance with the applicable provisions of the Overlease, install wiring or cabling in the Sublease Premises, as may be needed for Subtenant’s telecommunication requirements. Subtenant shall contract directly with the provider of telecommunications services and promptly pay all charges for such services.

9.                  Non-Applicability of Certain Provisions of the Overlease. In addition to the other provisions of the Overlease which, by their terms, do not factually relate to the Sublease Premises, the following provisions of the Overlease shall not be incorporated in this Sublease by reference: Sections 1.02, 1.03, 2.02, 2.04, 2.05, 2.06, 2.09, 2.10, 3.01(ii), parenthetical at the end of 3.01(iii), 4.01, 4.02(m), 5.01(b), 8.01, 8.13, 8.18 (b) and (c), Articles 9 and 10 (except 10.01(b)), Exhibits E-1 through E-4, and G, J and K, the First Amendment and Sections 2, 3(a) and 4(d)(i) of the Third Amendment.

10.              Assignment and Subletting.

A.                Subtenant, on its own behalf and on behalf of its heirs, distributees, executives, administrators, legal representatives, successors and assigns, covenants and agrees that Subtenant shall not, by operation of law or otherwise: (i) assign, whether by merger, consolidation or otherwise, mortgage or encumber its interest in this Sublease, in whole or in part, or (ii) sublet, or permit the subletting of, the Sublease Premises or any part thereof, or (iii) permit the Sublease Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise by any person or entity other than Subtenant without complying with the provisions of Article 5 of the Overlease and obtaining the prior written consent of Sublandlord and Overlandlord in each instance, to be granted or withheld in accordance with Article 5. Without limiting the foregoing, Sublandlord shall have the same rights and options available to it under this Sublease that Overlandlord has under Article 5 of the Overlease, including without limitation Sections 5.02 and 5.05. Notwithstanding anything to the contrary contained herein, the consent of Sublandlord shall not be required with respect to any assignment of this Sublease of the type referred to in Section 5.01(b) of the Overlease (mutatis mutandis), provided that this sentence does not waive Subtenant’s obligation to obtain Overlandlord’s consent to such an assignment to the extent required by the Overlease. Any violation of the provisions of this Paragraph A by Subtenant shall constitute a material default under this Sublease.

B.                 Subtenant shall reimburse Sublandlord on demand for all reasonable out-of-pocket costs (including, without limitation, all reasonable legal fees and disbursements, as well as the costs of making investigations as to the acceptability of the proposed assignee or subtenant and any and all costs payable by Sublandlord to Overlandlord) which may be incurred by Sublandlord in connection with a request by Subtenant that Sublandlord and/or Overlandlord consent to any proposed assignment or sublease.

C.                 Subtenant hereby waives any claim against Sublandlord for money damages which Subtenant may have based upon any refusal of Sublandlord to consent to an assignment or subletting pursuant to the provisions of this Sublease.

D.                Any attempted assignment or subletting made contrary to the provisions of this Paragraph 10 shall be null and void. No consent by Sublandlord or Overlandlord to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord’s and Overlandlord’s express written consent to any further assignment or subletting. Notwithstanding any assignment or subletting, Subtenant shall remain fully liable for the payment of Fixed Rent and Additional Rent due and to become due hereunder and the performance of all of Subtenant’s other obligations under this Sublease. The provisions of this Paragraph 10 shall apply to each and every assignment or sublease that Subtenant proposes to enter into during the Term. For the purposes of this Paragraph 10, “sublettings” shall be deemed to include all sub-sublettings as well as sublettings.

E.

(i)                 If Subtenant is a corporation, the direct or indirect transfer and/or exchange of fifty (50%) percent or more (aggregating all prior transfers) of the shares of Subtenant or of the shares of any corporation of which Subtenant is a direct or indirect subsidiary, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for purposes of this Paragraph 9.

(ii)              If Subtenant is a partnership, the direct or indirect transfer of fifty (50%) percent or more (aggregating all prior transfers) of the partnership interests of Subtenant, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 9.

(iii)            If Subtenant is a limited liability company, the direct or indirect transfer of fifty (50%) percent or more (aggregating all prior transfers) of the membership interests of Subtenant, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 9.

F.                  Sublandlord consents to Subtenant allowing Desk Space Users to use the Sublease Premises pursuant and subject to Section 5.07 of the Overlease. Subtenant acknowledges that Overlandlord’s consent to same shall also be required, and that while Sublandlord shall request such consent, Sublandlord does not guaranty that Overlandlord shall grant same.

11.              Insurance.

A.                Subtenant shall, at its own cost and expense, obtain, maintain and keep in force, from and after the date of this Sublease, for the benefit of Sublandlord, Subtenant, Overlandlord and such other parties as are named in the Overlease all insurance that Sublandlord is required to maintain pursuant to Article 7 of the Overlease with respect to the Sublease Premises.

B.                 Sublandlord, Overlandlord and such other parties as are required to be named pursuant to the Overlease, shall be named as additional insureds in said policies and shall be protected against all liability occasioned by an occurrence insured against. All of said policies of insurance shall satisfy all requirements set forth in the Overlease. Said policies shall also provide that the insurer will endeavor to give Sublandlord at least thirty (30) days prior written notice of cancellation of said policy or of any material adverse modification thereof, but only to the extent available. Subtenant shall deliver to Sublandlord certificates of insurance thereof, prior to the Commencement Date, and shall thereafter furnish to Sublandlord, prior to expiration or shortly thereafter, a new certificate in lieu thereof.

C.                 Subtenant shall pay all premiums and charges for all of said policies, and, if Subtenant shall fail to make any payment when due or carry any such policy, Sublandlord may, but shall not be obligated to, after giving Subtenant no less than one (1) business day’s prior written notice, make such payment or carry such policy, and the amount paid by Sublandlord, with interest thereon from the date of such payment or the issuance of such policy, shall be repaid to Sublandlord by Subtenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder. Payment by Sublandlord of any such premium, or the carrying by Sublandlord of any such policy, shall not be deemed to waive or release the default of Subtenant with respect thereto.

D.                Each of Sublandlord and Subtenant waives and releases the other party for damage to the respective property to the extent such damage is covered by insurance policies in place, and shall obtain a waiver of subrogation in favor of the other party as set forth in Section 7.03 of the Overlease.

12.              Brokerage. Subtenant and Sublandlord each represents and warrants to the other that no broker other than CBRE, Inc. and Savills, Inc. (collectively, the “Broker”) was instrumental in consummating this Sublease, and that no conversations or prior negotiations were had with any other broker concerning the subletting of the Sublease Premises. Subtenant and Sublandlord each shall indemnify and hold the other harmless from and against any claims for brokerage commissions or similar fees claimed by any third-party person or entity (other than the Broker with respect to Subtenant’s indemnity to Sublandlord) in connection with this Sublease. Sublandlord shall pay Broker their commission pursuant to separate agreement.

13.              Assignment of the Overlease. The term “Sublandlord” as used in this Sublease means only the Tenant under the Overlease, at the time in question, so that if Sublandlord’s interest in the Overlease is assigned, Sublandlord shall be thereupon released and discharged from all covenants, conditions and agreements of Sublandlord hereunder accruing with respect to the Overlease from and after the date of such assignment, but such covenants, conditions and agreements shall be binding on the assignee until thereafter assigned.

14.              Notices and Cure Periods; Default and Remedies.

A.                All notices hereunder to Sublandlord or Subtenant shall be given in writing and delivered by hand, national overnight courier or mailed by certified or registered mail, return receipt requested, to the addresses set forth below:

If to Sublandlord:

BuzzFeed Media Enterprises, Inc.

229 West 43rd St.

New York, New York 10036_

Attn: General Counsel

Email: rhonda.powell@buzzfeed.com

With copy by e-mail to:

felicia.dellafortuna@buzzfeed.com

and to:

notices@buzzfeed.com

with a copy to:

Riker, Danzig LLP

Headquarters Plaza

One Speedwell Avenue

Morristown, New Jersey 07962

Attn: Joshua M. Greenfield, Esq.

Email: JGreeenfield@Riker.com

If to Subtenant:

monday.com, Inc.

225 Park Avenue South

New York, New York 10019

Attn: Alissandra Burack

legal@monday.com

With a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attn: Chris M. Smith, Esq.

B.                 By notice given in the aforesaid manner, either party hereto may notify the other as to any change as to where and to whom such party’s notices are thereafter to be addressed.

C.                 The effective date of any notice shall be the date such notice is delivered (or the date that such receipt is refused, if applicable).

D.                In connection with the incorporation by reference of notice and other time limit provisions of the Overlease into this Sublease (and except with respect to actions to be taken by Subtenant for which shorter time limits are specifically set forth in this Sublease, which time limits shall control for the purposes of this Sublease), the time limits provided in the Overlease for the giving or making of any notice by the Tenant thereunder to Overlandlord, the holder of any mortgage, the lessor under any ground or underlying lease or any other party, or for the performance of any act, condition or covenant or the curing of any default by the tenant thereunder, or for the exercise of any right, remedy or option by the tenant thereunder, are changed for the purposes of this Sublease, by shortening the same in each instance: (i) to forty-five (45) calendar days with respect to all such periods of sixty (60) or more calendar or business days, (ii) to twenty calendar days with respect to all such periods of thirty (30) or more calendar or business days but less than sixty (60) calendar or business days, (iii) to fifteen (15) calendar days with respect to all such periods of twenty (20) or more calendar or business days but less than thirty (30) calendar or business days, (iv) to five (5) calendar or business days with respect to all such periods of ten (10) or more calendar or business days but less than twenty (20) calendar or business days, and (v) to two (2) calendar or business days with respect to all such periods of five (5) or more calendar or business days but less than ten (10) calendar or business days; but in any and all events to a time limit enabling Sublandlord to give any notice, perform any act, condition or covenant, cure any default, and/or exercise any option within the time limit relating thereto as contained in the Overlease. Subtenant shall, immediately upon receipt thereof, notify Sublandlord of any notice served by Overlandlord upon Subtenant under any of the provisions of the Overlease or with reference to the Sublease Premises. Subtenant shall immediately furnish notice to Sublandlord of any action taken by Subtenant to cure any default under, or comply with any request or demand made by Overlandlord and/or Sublandlord in connection with the Overlease (pertaining to the Sublease Premises) or this Sublease.

15.              Binding Effect. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns (to the extent permitted hereunder).

16.              Condition of the Sublease Premises.

A.                It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Sublease, which alone fully and completely expresses their agreements, and that the same are entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Sublease. Notwithstanding anything to the contrary contained in the Overlease, Subtenant acknowledges that Subtenant has inspected the Sublease Premises and agrees to accept possession of the Sublease Premises in “as is” and “where is” condition as of the date of this Sublease and Sublandlord is not required to perform work of any kind, nature or description to prepare the Sublease Premises for Subtenant’s occupancy, or make any contribution for work to be performed by Subtenant. Notwithstanding the foregoing, Sublandlord shall deliver the Sublease Premises to Subtenant with all Building systems serving the Sublease Premises broom clean (which shall include, but not be limited to, removal of Sublandlord’s signage and all other work to remove branded materials as listed on Exhibit D), in good working order and condition, and with the Sublease Premises and the bathrooms located in and exclusively serving the Sublease Premises, as well as common areas (including, without limitation all exterior areas and the path of travel to the Sublease Premises) exclusively within Sublandlord’s control compliant with all applicable Laws (including, but not limited to, the Americans with Disability Act), and, to the best of Sublandlord’s knowledge, free of hazardous materials which are in violation of applicable Laws.

B.                 Subtenant acknowledges and agrees that, any and all alterations, installations, renovations or other items of work necessary to prepare the Sublease Premises for Subtenant’s initial occupancy, shall be performed by Subtenant (subject to the provisions of Paragraph 17 below and the applicable provisions of the Overlease), at Subtenant’s sole cost and expense.

C.                 Sublandlord and Subtenant agree that the furniture, fixtures and equipment listed on Exhibit B attached hereto (the “FF&E”), which are currently located in the Sublease Premises, shall remain at the Sublease Premises and Subtenant, at no additional cost to Subtenant, may use such FF&E during the term of this Sublease. Subtenant shall be entitled to use the FF&E throughout the Term at no additional cost or expense, and Subtenant shall at all times throughout the Term maintain the FF&E and the Sublease Premises in substantially the same condition as received (ordinary wear and tear and damage for which Subtenant is not responsible under the terms of this Sublease excepted). Subtenant may remove items of the FF&E if same are simultaneously replaced with items of like quality, value and utility or otherwise remove such items as determined in its reasonable discretion, provided that, prior to removal of any items of the FF&E which will not be replaced pursuant to this sentence, Subtenant must provide Sublandlord with not less than ten (10) business days prior written notice, email notice being sufficent (each such notice, an “FF&E Removal Notice”). Within ten (10) business days after receipt of an FF&E Removal Notice, Sublandlord may provide written notice to Subtenant (the “Sublandlord FF&E Response”) that Sublandlord does not want Subtenant to remove any or all of the FF&E items set forth on said FF&E Removal Notice (such items listed in the Sublandlord FF&E Response, the “Sublandlord Removal Items”). Sublandlord shall have twenty (20) business days after its receipt of the FF&E Removal Notice to remove any Sublandlord Removal Items from the Sublease Premises, and Subtenant will provide access to the Sublease Premises and reasonably cooperate with Sublandlord to arrange for Sublandlord’s removal of same or alternatively if agreed by Subtentant, Subtenant will arrange for shipment of such items to a location of Sublandlord’s choosing in Manhattan, New York (or a reasonably proximate location, provided shipping to such other location does not increase the cost of same to Subtenant). Within thirty (30) days after being presented with an invoice for same, Subtenant shall reimburse Sublandlord for all of Sublandlord’s reasonable, out of pocket expenses incurred in connection with the removal of any Sublandlord Removal Items to a location in Manhattan, New York (or a reasonably proximate location, provided shipping to such other location does not increase the cost of same to Subtenant). Provided Subtenant is not then in breach of its obligations under this Sublease and this Sublease has not sooner terminated, upon the Expiration Date, title to the FF&E shall be then transferred to Subtenant. Subtenant shall be responsible for paying any and all sales tax that may be attributable to Subtenant’s use of the Existing FF&E during the Term and/or the transfer of title of the FF&E from Sublandlord to Subtenant at the expiration or earlier termination of this Sublease; provided, however, title to the FF&E shall remain with Sublandlord if this Sublease terminates due to a default by Subtenant. The FF&E is made available, and transferred (if applicable) to Subtenant in its “as-is” condition, with no representations or warranties of any kind, including, but not limited to, warranties of fitness for any particular purpose.

D.

(i)                 Subtenant acknowledges that certain server and external bandwidth equipment (collectively, the “Server and Bandwidth Equipment”) used in connection with Sublandlord’s security (including, but not limited to, badging and camera systems) is located in one or more server rooms of floors 13-16 of the Sublease Premises, and that certain security cameras (collectively, the “Security Cameras”) are located on said floors, and such Server and Bandwidth Equipment and the Security Cameras will remain in place on the Commencement Date. Subtenant agrees that the Server and Bandwidth Equipment (and any necessary replacements thereof) may remain in place throughout the Term, and that Sublandlord’s (and its vendors) may request access to the server rooms housing same on not less than one (1) Business Day’s prior notice (which request may be verbal or by e-mail to liorza@monday.com and to crystalr@monday.com), which request Subtenant will not unreasonably withhold, condition or delay its consent to. Subtenant shall respond to Sublandlord’s request for access within one (1) Business Day after Subtenant’s receipt of same, and if Subtenant fails to respond within said 1 Business Day period, Subtenant shall be deemed to have consented to same. Subtenant shall have the option, at Subtenant’s sole cost and expense, to have Subtenant’s representative accompany Sublandlord and/or Sublandlord’s vendors while they are accessing the server rooms containing the Server and Bandwidth equipment.

(ii)              Sublandlord agrees to reasonably work with Subtenant’s and Sublandlord’s security system vendors to disengage and remove the Security Cameras and Server and Bandwdith Equipment prior to December 31, 2022.

17.              At End of Term. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 17) the provisions of Section 6.10 of the Overlease, as such provisions are applicable to the Sublease Premises:

A.                Upon the expiration or sooner termination of this Sublease, Subtenant shall vacate and surrender the Sublease Premises in the condition required under the Overlease; provided, however, subject to Paragraph 1(b) hereof, Subtenant shall not be required to remove any Alterations made by or on behalf of Sublandlord prior to the Commencement Date. Without limiting the foregoing, Subtenant shall forthwith repair any damage to the Sublease Premises caused by any removal from the Sublease Premises of any “Subtenant’s Alterations” (as such term is hereinafter defined) or of any of Subtenant’s furniture, moveable trade fixtures, improvements or any other property so removed from the Sublease Premises. Provided that this Sublease shall not have been terminated prior to the Expiration Date by reason of a default on the part of Subtenant, then Sublandlord shall not require the removal or restoration of any of Subtenant’s Alterations, including Subtenant’s Work, except if and to the extent that Overlandlord shall require the removal or restoration thereof.

B.                 The parties recognize and agree that the damage to Sublandlord resulting from any failure by Subtenant to timely surrender possession of the Sublease Premises as required by this Sublease will be substantial and will exceed the amount of the monthly installments of the Fixed Rent payable hereunder. Subtenant therefore agrees that if possession of the Sublease Premises is not surrendered to Sublandlord on the Expiration Date, or sooner termination of this Sublease, in addition to any other right or remedy Sublandlord may have hereunder or at law or in equity, Subtenant shall pay to Sublandlord for each month (or portion thereof) during which Subtenant holds over in the Sublease Premises after the Expiration Date or sooner termination of this Sublease, a sum equal to two (2) times, the Fixed Rent, and 100% of the Additional Rent which were payable under this Sublease with respect to the last month of the Term. In addition to making all required payments under this Subparagraph 17B, Subtenant shall, in the event of Subtenant’s failure to surrender the Sublease Premises, also indemnify and hold Sublandlord harmless from and against any and all cost, expense, damage, claim, loss or liability initiated by a third-party resulting from any delay or failure by Subtenant in so surrendering the Sublease Premises, including any consequential damages suffered by Sublandlord by reason of claims made by Overlandlord, and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Sublandlord in connection with any of the foregoing. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Sublease Premises after the Expiration Date, or sooner termination of this Sublease, and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date, or sooner termination of this Sublease shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Paragraph 17, which provisions shall survive the Expiration Date or sooner termination of this Sublease.

18.              Subtenant’s Alterations. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 18) the provisions of Section 4.02 of the Overlease that have been incorporated into this Sublease, as such provisions are applicable to the Sublease Premises:

A.                Subtenant shall make no improvements, changes or alterations (hereinafter collectively referred to as “Subtenant’s Alterations”) in or to the Sublease Premises without: (i) Overlandlord’s prior written consent in accordance with the provisions of the Overlease, and (ii) Sublandlord’s prior written consent, which consent shall not be unreasonably withheld if such Alteration is a not a Material Alteration. Subtenant shall reimburse Sublandlord on demand for (i) all reasonable, out of pocket costs incurred by Sublandlord in connection with reviewing any Subtenant’s Alterations, and (ii) all costs payable by Sublandlord to Overlandlord in connection with a request by Subtenant that Sublandlord and/or Overlandlord consent to any proposed Subtenant’s Alterations.

B.                 Subtenant may perform Decorative Alterations to the Subleased Premises (but not to any outdoor space; however, Subtenant may replace greenery in the outdoor space provided that such is from the designated greenery vendor designated by Sublandlord and of equal weight to the existing greenery) without the consent of Sublandlord, provided that Subtenant gives Sublandlord and Overlandlord at least ten (10) Business Days prior notice of the performance of such Decorative Alterations and all such Decorative Alterations are made and performed in accordance with all of the applicable terms, covenants and conditions of this Sublease and the Overlease. Additionally, Sublandlord hereby approves of Subtenant making alterations to the 18th Street Lobby pursuant to and as shown on the plans attached hereto as Exhibit E. Nothing in this Section 18(B) shall be deemed to excuse Subtenant’s obligation to obtain Overlandlord’s consent to any alterations to the extent required by the Overlease.

C.                 In any instance where Overlandlord shall withhold consent to a Subtenant’s Alteration, then Sublandlord’s consent to such Subtenant’s Alteration shall be deemed withheld, and Sublandlord shall not be deemed unreasonable in withholding such consent.

19.              Rules and Regulations. Subtenant shall, and Subtenant shall cause all of Subtenant’s agents, employees, licensees and invitees to, fully and promptly comply with all requirements of the rules and regulations of the Building and related facilities, copies of which are attached to the Overlease to the extent required under the Overlease. Subtenant acknowledges that Overlandlord shall at all times have the right to change such rules and regulations or to promulgate other rules and regulations in such manner as may be reasonable for safety, care or cleanliness of the Building and related facilities or premises, and for preservation of good order therein, all of which rules and regulations, changes and amendments will be forwarded to Subtenant in writing and shall be carried out and observed by Subtenant. Subtenant shall further be responsible for the compliance with such rules and regulations by the employees, servants, agents, visitors, licensees and invitees of Subtenant. In the event of any conflict between the provisions of this Sublease and the provisions of such rules and regulations, then the provisions of such rules and regulations shall control.

20.              No Recording. Neither party shall have the right to record this Sublease, and the same shall not be recorded.

21.              Waiver of Trial By Jury. The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Sublease Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Sublandlord commences any summary proceeding against Subtenant, Subtenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Subtenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Subtenant.

22.              Miscellaneous. This Sublease is made in the State of New York and shall be governed by and construed under the laws thereof. This Sublease supersedes any and all other or prior understandings, agreements, covenants, promises, representations or warranties of or between the parties (which are fully merged herein). The headings in this Sublease are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neuter; the feminine to include the masculine and neuter; the singular to include the plural; and the plural to include the singular. This Sublease shall not be binding upon Sublandlord or Subtenant for any purpose whatsoever unless and until Sublandlord has delivered to Subtenant a fully executed duplicate original hereof or a fully-executed counterpart transmitted electronically, which shall be binding on the parties.

23.              Damage or Destruction. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 23) and supplementing those provisions of Article 7 of the Overlease that have been incorporated into this Sublease, as such provisions are applicable to the Sublease Premises:

A.                Subtenant shall be entitled to a rent abatement as a result of all or a portion of the Sublease Premises being damaged or rendered untenantable by fire or other cause, solely to the extent Sublandlord, as tenant under the Overlease, shall actually receive a rent abatement with respect to such damaged portion of the Sublease Premises pursuant to the terms of Article 7 of the Overlease; it being understood and agreed that Subtenant shall not be entitled to any abatement under this Sublease if the abatement granted to Sublandlord under the Overlease is on account of any portion of the Premises that is not part of the Sublease Premises.

B.                 Sublandlord’s sole obligation with respect to delivering any notice, statement and/or estimate required by Article 7 of the Overlease shall be limited to the obligation to deliver to Subtenant a copy of any such notice, statement or estimate prepared by or on behalf of Overlandlord (which relates to the Sublease Premises), if and to the extent the same are received by Sublandlord from Overlandlord.

C.                 Subtenant acknowledges and agrees that any and all obligations of “Landlord” described in Article 7 of the Overlease to repair or pay the cost of repairs in the event of a fire or other cause shall be the obligation of Overlandlord (and not of Sublandlord).

24.              Valid Authority. Subtenant hereby represents and warrants to Sublandlord that:

A.                It is duly organized, validly existing and in good standing under the laws of Delaware, and has the full right and authority to enter into this Sublease;

B.                 The execution, delivery and performance of this Sublease by Subtenant: (i) has been duly authorized, (ii) does not conflict with any provisions of any instrument to which it is a party or by which it is bound, and (iii) constitutes its valid, legal and binding obligation;

25.              Failure to Give Possession. If Sublandlord shall be unable to give possession of the Sublease Premises to Subtenant by any specified date, Sublandlord shall not be subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Sublease, but the Fixed Rent shall be abated day by day (provided that Subtenant is not responsible for the inability to obtain possession) until Sublandlord shall have delivered possession of the Sublease Premises to Subtenant starting from the Rent Commencement Date. The provisions of this Paragraph 25 shall be considered an express agreement governing any case of Sublandlord’s failure to deliver possession of the Sublease Premises, and any law now or hereafter in force which is inconsistent with the provisions of this Paragraph 25 shall have no application in such case.

26.              Building Services

A.                In the event Subtenant requires any cleaning beyond that provided by Overlandlord pursuant to the Over Lease, Subtenant, at Subtenant's own cost and expense, shall contract for same.

B.                 Notwithstanding anything in this Sublease to the contrary, Sublandlord, at its sole cost and expense, shall, twenty-four (24) hours a day, every day, during the first ninety (90) days from the Commencement Date and thereafter during Business Hours, provide one or more receptionists at the main reception security desk in the 18th Street lobby per the terms of Section 10.01 of the Overlease. Such receptionist(s) shall not be responsible for ensuring the security of the Sublease Premises, and Subtenant shall have no right to direct the actions of such person(s).

27.              Security

A.                Upon the execution of this Sublease, but subject to the provisions of Subparagraph 27B below, Subtenant shall deposit with Sublandlord the sum of $4,544,955.50 (the "Security Deposit Amount"), as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease. Subtenant agrees that, if Subtenant shall default (beyond the expiration of any applicable notice and cure periods) with respect to any of the covenants, agreements, terms, provisions and conditions that shall be the obligation of Subtenant to observe, perform or keep under the terms of this Sublease, including the payment of the Fixed Rent and Additional Rent, Sublandlord may use, apply or retain the whole or any part of the security being held by Sublandlord (the "Security") to the extent required for the payment of any Fixed Rent and Additional Rent, or any other payments as to which Subtenant shall be in default beyond the expiration of any applicable notice and cure periods or for any monies which Sublandlord may expend or may be required to expend by reason of Subtenant's default in respect of any of the covenants, agreements, terms, provisions and conditions of this Sublease beyond the expiration of any applicable notice and cure periods, including any damages or deficiency in the reletting of the Sublease Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord, provided such have accrued following the Commencement Date. Sublandlord shall not be required to so use, apply or retain the whole or any part of the Security so deposited, but if the whole or any part thereof shall be so used, applied or retained, then Subtenant shall, upon demand, promptly deposit with Sublandlord an amount equal to the amount so used, applied or retained, so that Sublandlord shall have the entire Security Deposit Amount on hand at all times during the Term. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants, agreements and conditions of this Sublease, the Security shall be returned to Subtenant after the Expiration Date, and delivery of exclusive possession of the entire Sublease Premises to Sublandlord. In the event of an assignment of Sublandlord's interest in, under or to this Sublease: (i) Sublandlord shall transfer the Security to the assignee or lessee or transferee, (ii) Sublandlord shall thereupon be released by Subtenant from all liability for the return of such Security, and (iii) Subtenant agrees to look solely to Sublandlord's successor for the return of said Security; it being agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new Sublandlord. Subtenant further covenants that Subtenant will not assign or encumber or attempt to assign or encumber the monies deposited herein as Security, and that neither Sublandlord nor Sublandlord's successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. It is expressly understood that Subtenant shall not be entitled to receive any interest on the Security.

B.                 Notwithstanding anything to the contrary contained in Subparagraph 27A above, in lieu of a cash security deposit, Subtenant shall deliver to Sublandlord a clean, irrevocable, transferable and unconditional letter of credit (the "Letter of Credit") issued by and drawn upon a commercial bank (hereinafter referred to as the "Issuing Bank") which shall be a member bank of the New York Clearinghouse Association, which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in the form annexed hereto as Exhibit C, (iii) be for the benefit of Sublandlord, (iv) be for the Security Deposit Amount, (v) except as otherwise provided in this Subparagraph 27B, conform and be subject to Uniform Customs and Practice for Documentary Credits, 2007 Revision, ICC Publication No. 600 (or any revision thereof or successor thereto), (vi) be fully transferable by Sublandlord without any fees or charges therefor (or, if the Letter of Credit shall provide for the payment of any transfer fees or charges, the same shall be paid by Subtenant as and when such payment shall be requested by the Issuing Bank), (vii) provide that Sublandlord shall be entitled to draw upon the Letter of Credit upon presentation to the Issuing Bank of a sight draft accompanied by Sublandlord's statement that Sublandlord is then entitled to draw upon the Letter of Credit in the event of default by Subtenant or as allowed pursuant to the terms of this Sublease, and (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the entire Term and for a period of thirty (30) days thereafter, unless the Issuing Bank shall send notice (the "Non-Renewal Notice") to Sublandlord by registered mail, return receipt requested, not less than forty (40) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case unless Subtenant shall have provided Sublandlord with an acceptable replacement Letter of Credit, Sublandlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of Subparagraph 27A above as cash security, provided however if Subtenant subsequently provides a replacement Letter of Credit such sums shall be immediately returned to Subtenant. If Sublandlord shall fail, for any reason whatsoever, to draw upon the Letter of Credit within said thirty (30) day period, and the Letter of Credit shall expire prior to the thirtieth (30th) day following the Expiration Date, then Subtenant shall, upon demand, immediately furnish Sublandlord with a replacement Letter of Credit (which shall comply with all of the conditions set forth in the immediately preceding sentence), so that Sublandlord shall have the entire Security Deposit Amount on hand at all times during the Term and for a period of thirty (30) days thereafter. Subtenant acknowledges and agrees that the Letter of Credit shall be delivered to Sublandlord as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease, and that Sublandlord shall have the right to draw upon the entire Letter of Credit in any instance in which Sublandlord would have the right to use, apply or retain the whole or any part of any cash security deposited with Sublandlord pursuant to Subparagraph 27A above as a result of Subtenant’s default or as allowed pursuant to the terms of this Sublease.

28.              Consent of Overlandlord under the Overlease. This Sublease shall have no effect unless and until Overlandlord shall have given written consent hereto. The written consent must specifically (x) permit Subtenant’s ability to implement the 18th Street Lobby alteration plans detailed in Exhibit E, or (y) acknowledge that the alterations detailed in Exhibit E are Decorative Alterations and that Overlandlord’s consent is not required for same. If Overlandlord does not consent to this Sublease for any reason whatsoever within sixty (60) days after the date hereof, then either Sublandlord or Subtenant may elect to cancel this Sublease by giving notice to the other party after the expiration of said 60-day period, but prior to the giving of said consent by Overlandlord to this Sublease. Subtenant acknowledges that Subtenant may be required to execute and deliver a consent agreement as a condition precedent to the execution thereof by Overlandlord. Subtenant agrees that Subtenant shall promptly execute and deliver to Sublandlord such consent agreement, provided that such consent agreement is commercially reasonable. If either party shall have given notice of cancellation to the other party (in accordance with the provisions of this Paragraph 27, then: (i) Sublandlord shall not be obligated to take any further action to obtain such consent, (ii) Sublandlord shall refund to Subtenant the installment of Fixed Rent paid by Subtenant at the execution of this Sublease, (iii) Sublandlord shall return the Letter of Credit to Subtenant, and (iv) this Sublease shall thereupon be deemed null and void and of no further force and effect, and neither of the parties hereto shall have any rights or claims against the other.

29.              Confidentiality. Subtenant and Sublandlord acknowledge that the terms of this Sublease (including, without limitation, the economic terms such as rental rates) and any documents or information provided by one party to the other in connection with this Sublease which a reasonable person would deem to be confidential based on the nature and scope of the information are confidential (collectively, the “Confidential Information”). Subtenant and Sublandlard shall not disclose any Confidential Information to any third party other than on a need to know basis to (a) Over Landlord, (b) their respective attorneys and advisors, (c) any prospective sublessees or assignees, (d) such party’s lenders and /or investors (actual or potential), or (e) except as otherwise required by applicable laws (including, but not limited to, any regulatory or financial reporting requirements) or upon receipt of the other party’s written consent.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first written above.

SUBLANDLORD:

BUZZFEED MEDIA ENTERPRISES, INC.

By:	/s/ Jonah Peretti
Name: Jonah Peretti
Title: Chief Executive Officer

SUBTENANT:

MONDAY.COM, INC.

By:	/s/ Ouriel Weisz
Name: Ouriel Weisz
Title: Vice President Operations

By:	/s/ Eliran Glazer
Name: Eliran Glazer
Title: Chief Financial Officer

By:	/s/ Avie Eyal
Name: Avie Eyal
Title: Independent Director, member of the Board of Directors

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